SCHEDULE 14A INFORMATION

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                  WISCONSIN CENTRAL TRANSPORTATION CORPORATION
                  --------------------------------------------
                (Name of Registrant as specified in its charter)



       (Name of person(s) filing proxy statement if other than Registrant)

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Proxy Monitor                       Tel:  212-785-3450        Fax:  212 363-9616

Wisconsin Central Transportation Corp.(WCLX-NNM)

Meeting Date:  12/15/2000  Record Date:  10/23/200


1. Eliminate classified board

  Wisconsin Central Shareholders Committee To Maximize Value

 We recommend a vote FOR this shareholder resolution, a vote against management.

A shareholder group known as the Wisconsin Central Shareholders Committee to Maximize Value is currently conducting a proxy fight with management that seeks to replace the company's existing board with a slate nominated by the committee. In connection with the proxy contest, the Committee is seeking an amendment to the company's by-laws eliminating the provision for a classified board of directors. The current by-laws divide the board into three classes, elected for staggered three-year terms. Under the Committee's proposal, all directors would be elected annually for one-year terms.

There are two schools of thought on classifying a company's board and electing only some (typically, one-third) of its directors each year. On the one hand, the practice may be defended as a legitimate prerogative that ensures the tenure of experienced stewards who will devote themselves to enhancing an enterprise's returns over the long-term, rather than focus on short-run payoffs. On the other hand, imposition of a stagger system may also be viewed as an entrenchment device shielding all directors from annual accountability to stockholders.

Whatever the theoretical advantages or drawbacks of a classified board, it clearly acts as a deterrent to unsolicited takeover bids. Even an affluent and determined acquirer would need two years to gain a working majority of directors at companies whose board members are elected to staggered three year terms in office. For all the talk about the presumptive blessings of continuity and stability, then, incumbents favor classified boards because classified boards favor incumbents.

Proxy Monitor takes a dim view of shark repellents like staggered terms for the directors of publicly held companies, in part owning to the possibility that a day may come when there are good performance related reasons to remove all or some members of a given enterprise's board. To the extent they protect themselves against sudden or surprise ousters, directors are indeed less accountable. Consequently, we support the Committee's call for the annual election of directors and recommend a vote for the resolution to declassify the board.


2.  Provide for annual election of directors

  Wisconsin Central Shareholders Committee To Maximize Value

 We recommend a vote FOR this shareholder resolution, a vote against management.

Proposal 2 seeks approval of a by-law change that would implement the declassification of the board discussed in connection with Resolution 1. For reasons set forth in that discussion, we recommend approval of the proposal.


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3.  Eliminate requirement for cause to remove directors

  Wisconsin Central Shareholders Committee To Maximize Value

 We recommend a vote FOR this shareholder resolution, a vote against management.

Under Wisconsin Central's present by-laws, directors may only be removed for cause. A dissident group, the Wisconsin Central Shareholders Committee To Maximize Value, is currently conducting a proxy fight seeking to replace the company's board with a slate nominated by the Committee. In connection with that proxy fight, it is seeking to eliminate the cause requirement.

Requirements that directors be removed only for cause have a certain surface appeal. After all, it's not fair to fire someone for no good reason. As a practical matter, however, courts have generally made "cause" synonymous with "venality" and have found cause only in cases involving fraud, self-dealing, criminal conduct and the like. "For cause" provisions make it almost impossible to remove a director for mere incompetence. Equally important, it becomes extremely difficult for unwelcome corporate suitors to oust an incumbent board in the course of a takeover attempt. For these reasons, Proxy Monitor generally supports the elimination of these provisions. Accordingly, we recommend a vote in favor of this shareholder proposal.


4.  Remove current board

  Wisconsin Central Shareholders Committee To Maximize Value

 We recommend a vote AGAINST this shareholder resolution.

A dissident shareholder group known as the Wisconsin Central Shareholders Committee To Maximize Value has commenced a consent solicitation for the purpose of removing Wisconsin Central's incumbent board and replacing it with a slate nominated by the Committee. The Committee is controlled by Edward A. Burkhardt, who holds approximately 7% of the company's shares and is one of Wisconsin Central's largest shareholders. Mr. Burkhardt was one of the founders of the company and served as its chief executive officer from its founding in 1987 until August 31, 1999, when he resigned at the request of the board. Not surprisingly, management has opposed the Committee's initiative. Both sides in the struggle have gained the support of a valuable ally. Specifically, Southeastern Asset Management, Inc., an investment advisory firm that controls 14.4% of the company's voting power has indicated its support for the Committee, while the State of Wisconsin Investment Board, which beneficially owns 9.8% of the company's shares, has thrown its support to management.

Formed in 1987, Wisconsin Central went public in 1991 and became a Wall Street "rags to riches" story. Its IPO opened at $2.75 and rose to $42 over the next six years. During the glory years, it was considered something of an oxymoron-a "growth railroad". However, in recent years its shares have taken a beating because of declining earnings and stock price. The Committee cites this decline in support of its dissident slate. It argues that since Mr. Burkhardt's departure from the company in August 1999, the price of the company's shares has declined by 43%. However, it is also true that the company's shares plunged from a high in the first quarter of 1997 of $44.00 to a low in the second quarter of 1999 (just prior to Mr. Burkhardt's departure) of $12.38, a loss of 71.86% on Mr. Burkhardt's watch.

Mr. Burkhardt attributes the declining fortunes of the company to three factors:
(1) the failure of the current management to grow the business; (2) the failure of the current management to successfully manage the company's international investments, which Mr. Burkhardt believes is responsible for the significant decline in the company's return on those investments; and (3) the failure of management to position the company for a future sale to a strategic buyer, which Mr. Burkhardt believes is the most effective way to maximize shareholder value. The Committee would

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address  these  problems  by  eliminating  delays in rate
quotations and improving other customer services; discontinuing efforts to invest in international privatizations, which it considers to be unduly risky; liquidating existing international investments; increasing the company's share purchase program; and positioning domestic operations for a strategic sale.

In response, management concedes that the company's stock has not performed well in the market, although it has done slightly better than other railroad stocks. However, record revenues have been recorded in each quarter, cash flow has improved and earnings are stable. Management reports that it has restructured its Northern American operations, which included simplifying its organization structure, eliminating 44 salaried positions and recruiting new executive talent. It has repurchased 10% of its outstanding shares. Further, it has brought Goldman, Sachs on board to act as its financial advisor in exploring possible mergers or other strategic alternatives, and has retained Deutsche Bank to advise on certain of its international holdings.

The slate of directors proposed by the Committee appears to be well-qualified, with significant experience in the railroad industry. Moreover, Mr. Burkhardt is undoubtedly a dynamic railroad man. However, it is far from clear that he has the magic wand that could reverse the slide that began during his prior tenure. In our view, the company's new management appears to be on the right track and should be given the opportunity to see their current strategies through. Accordingly, we recommend rejection of the proposal to remove the current board.


5.  Elect dissident slate

  Wisconsin Central Shareholders Committee To Maximize Value

 We recommend a vote AGAINST this shareholder resolution.

In connection with a consent solicitation seeking to remove the company's current board and replace it with a slate of directors nominated by Wisconsin
Central Shareholders Committee To Maximize Value, the Committee seeks the election of its dissident slate. For reasons set forth in the discussion of Resolution 4, we recommend rejection of the proposal.


6.  Repeal by-law amendments adopted subsequent to May 20, 1999.

  Wisconsin Central Shareholders Committee To Maximize Value

 We recommend a vote FOR this shareholder resolution, a vote against management.

A dissident shareholder group, Wisconsin Central Shareholders Committee To Maximize Value, is seeking to remove Wisconsin Central's incumbent board and replace it with a slate nominated by the Committee, and to adopt certain amendments to the company's by-laws (discussed in connection with Resolutions 1-3) that would enable the election of the dissidents. In connection with those proposals, the Committee proposes to repeal all by-laws adopted subsequent to May 20, 1999, the date on which the company's by-laws were most recently amended. The purpose of the resolution is to prevent the adoption of any amendments by the incumbent board that could have the effect of preventing or impeding the effectiveness of the Committee's proposals. The Committee is not aware of any more recent amendments.

Although we have opposed the dissident slate, we support this resolution. Adoption of the resolution would prevent management from adopting by-law amendments that could interfere with shareholders rights to vote on these issues.




Advisory for Meeting of Wisconsin Central Transportation Corp.,12/15/2000
                                                                      12/11/2000

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